Exhibit 99.2

Rockwell Automation Prices $1.5 Billion of Notes Offering

MILWAUKEE — August 4, 2021 — Rockwell Automation, Inc. (NYSE: ROK) today announced that on August 3, 2021, it priced notes in an aggregate principal amount of $1.5 billion, in an underwritten, registered public offering.

One series, consisting of $600 million of notes, will mature on August 15, 2023 and will bear interest at an annual rate of 0.350 percent. A second series, consisting of $450 million of notes, will mature on August 15, 2031 and will bear interest at an annual rate of 1.750 percent. A third series, consisting of $450 million of notes, will mature on August 15, 2061 and will bear interest at an annual rate of 2.800 percent. The offering is expected to close on August 17, 2021, subject to customary closing conditions.

Rockwell Automation intends to use the net proceeds it receives from this offering to partially fund the purchase price in its anticipated acquisition of Plex Systems.

BofA Securities, Inc., Goldman Sachs & Co. LLC, Loop Capital Markets LLC, and Wells Fargo Securities, LLC acted as joint book-running managers for the offering.

BMO Capital Markets Corp., PNC Capital Markets LLC, LLC, Citigroup Global Markets Inc., BNY Mellon Capital Markets, Deutsche Bank Securities Inc., U.S. Bancorp Investments, Inc. and TD Securities (USA) LLC, acted as senior co-managers. Comerica Securities, Inc. and ING Financial Markets LLC acted as co-managers.

Copies of the prospectus supplement and the accompanying prospectus relating to the offering can be obtained from:

BofA Securities, Inc.

200 North College Street, 3rd Floor, NC1-004-03-43

Charlotte, North Carolina 28255-0001

Attn: Prospectus Department

Telephone: +1-800-294-1322

Email: dg.prospectus_requests@bofa.com

Goldman Sachs & Co. LLC

Prospectus Department

200 West Street

New York, NY 10282

Telephone +1-866-471-2526

Email: prospectus-ny@ny.email.gs.com

Loop Capital Markets LLC

111 W. Jackson Blvd. #1901

Chicago, IL 60604

Telephone: +1-312-913-4900

Email: prospectus@loopcapital.com

Wells Fargo Securities, LLC

608 2nd Avenue South, Suite 1000

Minneapolis, MN 55402

Attn: WFS Customer Service

Telephone: +1-800-645-3751

Email: wfscustomerservice@wellsfargo.com

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 24,000 problem solvers dedicated to our customers in more than 100 countries.

Contacts:

Marci Pelzer

Media Relations

Rockwell Automation

414.382.5679

Jessica Kourakos

Investor Relations

Rockwell Automation

414.382.8510